EXHIBIT 10.54
FRANK’S INTERNATIONAL N.V.
U.S. EXECUTIVE RETENTION AND SEVERANCE PLAN

BACKGROUND AND SCOPE
FRANK’S INTERNATIONAL N.V. (the “Company”) hereby adopts the Frank’s International N.V. U.S. Executive Retention and Severance Plan (the “Plan”) as of January 21, 2019 (the “Effective Date”) to provide severance benefits under the terms and conditions specified in the Plan for qualifying employees of Frank’s International, LLC (the “Employer”) whose employment is terminated by a Qualifying Termination, and who otherwise satisfy the terms and conditions of the Plan.
The Company intends the Plan to qualify as an “employee welfare benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall, at all times, be interpreted and administered in accordance with ERISA and any other pertinent provisions of Federal law. Except as specified in the Plan, no person shall have any right to severance benefits under the Plan or otherwise as a result of their performance of services for the Company or any of its related or affiliated entities. Except as noted below, this Plan and its Severance Benefits may be modified or eliminated at any time for any reason.
PURPOSE
The Plan provides certain qualifying employees with severance benefits designed to mitigate the effects of unemployment in the event that their employment is terminated by the Employer as a result of a Qualifying Termination.
ARTICLE I
DEFINITIONS
The following terms are defined below:
1.1    “Administrator” means the Compensation Committee of the Board; however, the Compensation Committee may delegate all or part of its authority under the Plan to any executive of the Company or any other Employer, as it may choose.
1.2    “Annual Bonus” means the annual bonus paid pursuant to the Frank’s International L.L.C. short term incentive program.
1.3    “Base Salary” means the highest annual rate of base salary of a Covered Employee in effect during the six (6) month period ending immediately prior to the Covered Employee’s Qualifying Termination.

1.4    “Beneficiary” means the first surviving person of the following: (i) surviving spouse, (ii) the lineal descendants per stirpes, (iii) parents in equal shares, (iv) brother and sisters in equal shares, or (v) executor or administrator of his or her estate.
1.5    “Board” means the Supervisory Board of Directors of the Company, or such other board that may serve as the Company’s single Board of Directors at any time.
1.6    “Cause” shall mean a determination by the Company or the Employer that the Covered Employee (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his or her duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform the Covered Employee’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of this Plan or the Participation Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
1.7    “CIC Plan” means the Frank’s International, N. V. Amended and Restated U.S. Executive Change-in-Control Severance Plan adopted on January 19, 2019 and any amendments or restatements of this plan.
1.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.9    “Company” means Frank’s International N.V., any successor entity that adopts the Plan, or any subsidiary or affiliate of the Company, which is designated by the Administrator as having adopted the Plan.
1.10    “Covered Employee” shall mean a member of a select group of management and/or highly compensated employees of the Employer who has been designated in writing by the Committee to participate in the Plan and who satisfies each of the following requirements:
(a)    is an Executive level employee of the Employer;
(b)    is provided and who accepts the designation as a Covered Employee by signing a Participation Agreement within thirty (30) days of notification of such designation;
(c)    is employed by the Employer as a regular employee of the Employer within the United States;
(d)    is notified in writing by the Company or Employer or its duly authorized representative that his or her employment with the Employer will be terminated as part of a Qualifying Termination and is actually designated by the Administrator to incur a Qualifying Termination; and

(e)    whose employment with the Employer was in fact terminated solely as a result of such Qualifying Termination.
The term “Covered Employee” shall not include an Independent Contractor or anyone who is not employed by the Employer at the Executive level. Even if later established to be an employee of the Employer, such individuals will not be Covered Employees or otherwise qualify to receive benefits under this Plan.
A Covered Employee who becomes eligible to receive benefits under the CIC Plan shall no longer be considered a Covered Employee under this Plan, and shall not be eligible for any payments made under this Plan. Any amounts previously paid to a Covered Employee under this Plan before eligibility under the CIC Plan has been established shall be credited against any amounts owing to a Covered Employee under the CIC Plan. A Covered Employee under this Plan will not be eligible to receive any benefits under the Director Level and Above Employee Retention and Severance Plan. Any amounts previously paid to a Covered Employee under the Director Level and Above Employee Retention and Severance Plan before eligibility under this Plan has been established shall be credited against any amounts owing to a Covered Employee under this Plan.
1.11    “Employer” means Frank’s International, LLC and such other employing affiliate of the Company as designated in writing by the Administrator.
1.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.13    “Executive” means a full-time salaried employee of the Employer working in the United States, who, at the time of selection and through the date of a Qualifying Termination, is (A) holding the title of Chief Executive Officer (“CEO”); (B) serving as an executive officer who reports directly to the CEO; (C) serving as any other senior vice president, vice president, or executive vice president of the Employer who does not report directly to the CEO; or (D) serving as any other full-time salaried management employee of the Employer at the time of selection.
1.14    “Good Reason” means the occurrence of any one or more of the following:
(a)    a material reduction in a Covered Employee’s annual rate of Base Salary;
(b)    a change in the location of a Covered Employee’s principal place of employment by more than fifty (50) miles from the location where he or she was principally employed, unless such relocation is agreed to in writing by the Covered Employee;
(c)    any material breach by the Company or the Employer of their obligations under this Plan; or
(d)    the failure of any successor or assigns of the Company and/or the Employer, as applicable, to assume the obligations of the Company and the Employer under this Plan.

Notwithstanding the foregoing provisions of this Section or any other provision in this Plan to the contrary, any assertion by a Covered Employee of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied:
(i)    the condition described in the foregoing clauses of this Section giving rise to the Covered Employee’s termination of employment must have arisen without the Covered Employee’s consent;
(ii)    the Covered Employee must provide written notice to the Employer of such condition in accordance with the Notice Section of this Plan within forty-five (45) days of the initial existence of the condition;
(iii)    the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Employer; and
(iv)    the date of the Covered Employee’s termination of employment must occur within ninety (90) days after the initial existence of the condition specified in such notice.
1.15    “Independent Contractor” means a person the Employer engaged to perform services with the intention by the Employer that those services would be performed in a capacity other than that of a common law employee, regardless of whether or not the actual facts and circumstances under which such person actually renders services to the Employer could be construed to establish that the person was or could be considered for any purpose to be a common law employee. Even if later established to be an employee of the Employer, such individuals will not be Covered Employees or otherwise qualify to receive benefits under this Plan.
1.16    “Participation Agreement” means the written consent of the Covered Employee to participate in this Plan, which includes the Covered Employee’s acknowledgement of his or her non-disclosure, non-competition and non-solicitation obligations with which all Covered Employees must abide to be eligible to receive benefits under this Plan. The duration of the non-competition and non-solicitation obligations shall extend for at least a twelve (12) month period post-termination of the Covered Employee’s employment with the Employer. The Administrator will provide a copy of the Participation Agreement to the Covered Employee and it must be signed within thirty (30) days of receipt.
1.17    “Plan” means the Frank’s International N.V. U.S. Executive Retention and Severance Plan, as set forth herein, as may be amended from time to time.
1.18    “Qualifying Termination” means a Qualifying Termination of the Covered Employee’s employment with the Employer which is either: (i) a Separation from Service by the Employer other than for Cause; or (ii) a Separation from Service by the Covered Employee for Good Reason; provided, however, that the term “Qualifying Termination” shall not include any termination occurring as a result of (a) the Covered Employee’s death or a disability under circumstances entitling him or her to disability benefits under the standard long-term disability plan of the Employer; or (b) the Covered Employee’s termination in connection with a change in control entitling him or her to severance benefits under the CIC Plan.

1.19    “Separation Agreement and Release” means the agreement that a Severance Benefit Employee must execute before he or she may receive any benefits under the Plan, and which includes among other terms a general release of the Company, the Employer, and their affiliates and other released parties from claims or causes of action through the date of signing. The Administrator will provide a copy of the Separation Agreement and Release.
1.20    “Separation Date” means the date designated by the Administrator on which the Covered Employee’s employment is terminated. Unless otherwise provided by the Administrator in writing, the “Separation Date” for a Covered Employee shall be the date that he or she ceases providing any services to the Employer.
1.21    “Separation from Service” shall have the same meaning as the term “separation from service” in Code Section 409A(a)(2)(A)(i).
1.22    “Severance Benefit Employee” means an Covered Employee who:
(a)    is designated by the Administrator, in its sole and absolute discretion, as a Severance Benefit Employee;
(b)    continued to perform all of his or her job responsibilities, in a manner acceptable to the Employer, through his or her Separation Date;
(c)    ceased to be an employee of the Employer on his or her Separation Date solely as a result of the Qualifying Termination;
(d)    has not received an offer for employment in a Similar Job with a New Employer, which was in any way arranged for or facilitated by the Employer, which includes, but is not limited to, subsequent employment by a purchaser of or successor to any part of the Company, or subsequent employment by an entity to which the Company’s decided to outsource the work performed by the Covered Employee;
(e)    prior to the date of the Employer’s notification of the termination of employment, did not voluntarily terminate employment or notify the Employer of his or her intention or election to terminate employment at some future date by resignation, failure to appear for work, retirement, or otherwise;
(f)    did not make any false statements about the Company or Employer; damage or destroy any of the Company’s or Employer’s property; or otherwise injure or damage the Company or Employer;
(g)    complied with all applicable Company and Employer policies, procedures and codes of conduct at all times during his or her employment with the Employer;
(h)    did not violate any non-disclosure, non-solicitation, non-competition, or non-disparagement obligations owed to the Company or the Employer under any agreement or applicable law including but not limited to the Participation Agreement;

(i)    maintained the confidentiality of any and all confidential or proprietary information of the Company and Employer at all times during his or her employment with the Employer; and
(j)    complied with all terms of this Plan and the Participation Agreement.
1.23    “Severance Benefits” means the benefits, if any, provided under Article II to a Severance Benefit Employee.
1.24    “Similar Job for a New Employer” means a job with a new employer where (i) the compensation offered by the new employer to the employee is not materially less than the Base Salary previously paid by the Employer to the employee; (ii) the general nature of the employee’s anticipated duties for the new employer are similar to the general nature of the duties the employee performed by the Employer; (iii) the employee’s principal place of work is not changed by the new employer on or before the first day of employment with the new employer to any location that is a material distance from the employee’s principal place of work on the date prior to the date the employee was offered the job, without prior consent of the employee. For purposes of the preceding sentence, a distance of less than fifty (50) miles shall be treated as immaterial.
ARTICLE II
SEVERANCE BENEFITS
2.1    Severance Benefits. A Covered Employee who is in compliance with all terms of this Plan and is designated as a Severance Benefit Employee will be entitled to receive each of the following Severance Benefits:
2.1.1    Severance Payment. A cash payment (“Severance Payment”), which amount shall be divided into and paid in ten (10) equal consecutive monthly installments payable on the last business day of each of the ten (10) calendar months following the date that is sixty (60) days after the Separation Date, the signing of the Separation Agreement and Release and the expiration of the revocation period provided in the Separation Agreement and Release (if any). The amount of the Severance Payment shall be one (1) year of Base Salary.
2.2    Health Care Continuation. A lump sum cash payment equal to twelve thousand five hundred dollars ($12,500.00). This payment shall be made within sixty (60) days following the Separation Date.
2.3    Annual Bonus Payments. If a Covered Employee’s employment is terminated before payment of the Annual Bonus for the prior calendar year, the Covered Employee shall be entitled to receive payment of such Annual Bonus for the prior calendar year at the same time as bonus payments are made to similarly situated employees under the Employer’s annual bonus plan.
2.4    Outplacement Benefits. A Covered Employee will be reimbursed up to seven thousand five hundred dollars ($7,500) in outplacement assistance, to be provided within twelve (12) months after the Separation Date. The Covered Employee shall submit requests for reimbursement on the form provided by the Employer no later than thirty (30) days after the end of the calendar year in which the expenses are incurred and the Employer shall make such reimbursement payments within thirty (30) days following the receipt of the reimbursement request. The Covered Employee’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit. Notwithstanding the preceding, the Company reserves the right to provide outplacement benefits through a vendor selected by the Company or the Employer, with the Employer providing payment to such vendor instead of providing reimbursement payments to the Covered Employee.
2.5    Treatment of Equity Awards. A Covered Employee’s award of equity, including, but not limited to restricted stock units, shall be governed and controlled by the agreement(s) executed by the Employer and Covered Employee providing for such equity. The terms and conditions of the agreement(s) providing equity to a Covered Employee are not modified or affected by this Plan.
2.6    Benefits Are Not Salary. Any Severance Benefits paid under the Plan are not considered as salary for any employee benefit plan purposes. The Severance Benefits provided to a Severance Benefit Employee shall not be considered in calculating his or her entitlement, if any, to vacation, sick leave, bonus, incentive salary, retirement, the Employer’s 401(k) Plan, or other benefits except as is specifically provided in the Company’s other employee benefit plans.
2.7    Other Benefits. Except as stated otherwise in this Plan, any other benefits due to a Severance Benefit Employee not because of a Qualifying Termination, and not under this Plan, shall remain in place according to their existing terms and conditions and are not modified or affected by this Plan.
ARTICLE III
DEDUCTIONS & FORFEITURES
3.1    Deductions. To the extent permissible under federal or state law, the following items and amounts will be deducted from the amount of Severance Benefits otherwise payable to a Severance Benefit Employee under the Plan:
(a)    Any payments paid or owing to a Severance Benefit Employee because of or due to the Qualifying Termination, whether pursuant to applicable law or under a written or oral plan or agreement with the Employer or its predecessors;
(b)    Any amounts that a Severance Benefit Employee owes to the Company or Employer;
(c)    Any amount of garnished earnings which would have been withheld from the Severance Benefit Employee’s pay, if the Employer has been garnishing the Severance Benefit Employee’s earnings pursuant to an order of garnishment, child support or tax lien; and
(d)    Taxes applicable to the Severance Benefits to the extent required by law to be withheld.

3.2    Forfeitures. A Severance Benefit Employee shall forfeit any and all rights to Severance Benefits under the Plan, and shall be obligated to repay any such benefits previously paid under the Plan, if the Administrator, in its sole discretion, determines before payment is made or within one (1) year of payment being made to the Employee that the Severance Benefit Employee is or was not eligible to receive any payment under the terms of the Plan due to non-compliance with any of the terms of this Plan, including its Participation Agreement, any non-disclosure, non-solicitation, non-competition, or non-disparagement obligations towards the Employer or Company under any law or agreement, or if the Severance Benefit Employee challenges the enforceability or validity of any terms of the Plan, including the Participation Agreement. By accepting any payment under this Plan, a Severance Benefit Employee shall be deemed to have accepted the repayment obligation described in this Section.
3.3    Company’s Right to Recover Payments Made under Plan. Every Covered Employee has a duty to report to the Administrator any errors occurring in the selection of such employee as qualified to receive benefits under this Plan or in calculating or making any payments or other decisions under this Plan. The Company and Employer shall have the right to recover any payment made to a Severance Benefit Employee in excess of the amount to which the Severance Benefit Employee is entitled to under the terms of the Plan or if it is later determined that the Severance Benefit Employee was not eligible to receive any payment under the terms of the Plan. Such recovery may be from the Severance Benefit Employee, the Beneficiary, or any insurer or other organization or entity thereby enriched. In the event such repayment is not made by the Severance Benefit Employee, such repayment shall be made either by (i) reducing or suspending any future payments of any amounts owed to the Severance Benefit Employee under this Plan or any other obligation, or (ii) requiring an assignment of a portion of the Severance Benefit Employee’s earnings on such excess payments, until the amount of such excess payments are fully recovered.
3.4    Re-employment. Any Severance Benefit Employee who received a Severance Benefit under the Plan will not have any right to be re-employed by the Employer. If a Severance Benefit Employee is re-employed by the Employer within twelve (12) months from the date of his or her Separation Date, such Severance Benefit Employee may, as a condition of reemployment, be required to repay to the Employer a portion of his or her Severance Benefits.
ARTICLE IV
REQUIREMENT FOR RECEIPT OF SEVERANCE BENEFITS
4.1    Execution of Separation Agreement and Release. In order for a Severance Benefit Employee to receive his or her Severance Benefits, the Severance Benefit Employee must sign the Separation Agreement and Release within the particular time period specified in the Separation Agreement and Release, which shall be no later than forty-five (45) days following the Severance Benefit Employee’s receipt of the Separation Agreement and Release or such earlier date as required by the Separation Agreement and Release (such deadline, the “Release Deadline”).
(a)    The Separation Agreement and Release may provide for a revocation period of seven (7) days (the “Revocation Period”), but if none is provided in the Separation Agreement and Release, then no such Revocation Period will apply for that Severance Benefit Employee.

(b)    The signed Separation Agreement and Release must actually be received by the Administrator, or its duly authorized representative, at the address specified by the Administrator, within seven (7) days after the Release Deadline to be considered timely.
(c)    Notwithstanding the preceding, if the Severance Benefit Employee does not properly sign the Separation Agreement and Release by the applicable deadline, or, in the case of a Separation Agreement and Release that includes a Revocation Period, revokes a signed Separation Agreement and Release, the Severance Benefit Employee will not receive the Severance Benefits provided under this Plan.
(d)    If the Severance Benefit Employee’s Separation Date and the Release Deadline fall in two separate taxable years, any payments required to be made to the Severance Benefit Employee which are treated as nonqualified deferred compensation for purposes of Code Section 409A shall be made in the later taxable year.
4.2    Acceptance of Severance Benefits. By accepting any Severance Benefits from the Plan, the Severance Benefit Employee shall be deemed to have agreed to adhere to all terms of the Plan.
ARTICLE V
CLAIMS AND APPEAL PROCEDURES
5.1    Claims Procedures. Severance Benefits will be automatically paid to a Severance Benefit Employee who qualifies for such benefits under the Plan, and who timely signs and does not revoke the Separation Agreement and Release.
(a)    A Covered Employee who believes he or she is entitled to Severance Benefits under this Plan or who has been paid Severance Benefits and who believes that he or she is entitled to a greater benefit may file a written claim for such benefits with the Administrator within ninety (90) days following the later of (i) the Separation Date; or (ii) the date of any curtailment of benefits being provided to a Severance Benefit Employee following a Qualifying Termination, if applicable. The Administrator shall render a written decision concerning the claim not later than ninety (90) days after its receipt, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered not later than one hundred eighty (180) days after receipt of the claim. Written notice of the extension will be furnished to the Covered Employee prior to the expiration of the initial ninety (90)-day period and will indicate (i) the special circumstances requiring an extension of time for processing the claim, and (ii) the date the Administrator expects to render its decision. For purposes of this Section, any payment of Severance Benefits under this Plan shall be treated as the issuance of a written decision by the Administrator to approve the claim for benefits.
(b)    If the claim is denied, in whole or in part, such decision shall include (i) the specific reasons for the denial; (ii) a reference to the Plan provision(s) constituting the basis of the denial; (iii) a description of any additional material or information necessary for the Covered Employee to perfect his or her claim; (iv) an explanation as to why such additional material or information is necessary; and (v) a description of how the claim review procedure is administered.

If the notice of denial is not furnished in accordance with the above procedure the claim shall be deemed denied and the Covered Employee is then permitted to appeal the decision.
5.2    Appeal Procedure. If the Covered Employee’s claim is denied, in whole or in part, he or she then has sixty (60) days to appeal the decision.
(a)    An appeal must be submitted in writing to the Administrator. The Covered Employee may also submit a written request to review copies of the pertinent Plan documents in connection with his or her appeal. The Administrator will review the appeal and determine if a meeting with the Covered Employee is necessary to reach a decision.
(b)    If the Administrator determines a meeting is necessary, the Covered Employee must submit a written “statement of position” containing all pertinent details of the appeal and the supporting reasons, as well as any questions the Covered Employee may have regarding the appeal. The statement of position must be received by the Administrator at least fourteen (14) days before the scheduled meeting. If the statement of position is not received in a timely manner, the Administrator may cancel the meeting.
(c)    Within sixty (60) days following request for review, the Administrator shall, after providing a full and fair review, render a final decision in writing to the Covered Employee and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty (60)-day period, the Administrator’s final decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee and his or her representative, if any, prior to the commencement of the extension period.
ARTICLE VI
PLAN ADMINISTRATION
6.1    In General. The general administration of the Plan and the duty to carry out its provisions shall be vested in the Administrator, which shall be the named fiduciary for purposes of ERISA. The Administrator shall administer the Plan and any Severance Benefits provided under the Plan. The Administrator may, in its discretion, secure the services of other parties, including agents and/or employees to carry out the day‑to‑day functions necessary to an efficient operation of the Plan. The Administrator shall have the exclusive, discretionary right to interpret the terms of the Plan, to determine eligibility for coverage and benefits, and to make such other determinations and to exercise such other powers and responsibilities as shall be provided for in the Plan or shall be necessary or helpful with respect thereto and its good faith interpretations and decisions shall be final, binding and conclusive upon all persons.
6.2    Reimbursement and Compensation. The Administrator shall receive no compensation for its services as Administrator, but it shall be entitled to reimbursement for all sums reasonably and necessarily expended by it in the performance of such duties.

6.3    Rulemaking Powers. The Company shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Administrator, except to the extent the Administrator delegates any of its administrative powers to an agent. The Administrator’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:
(a)    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan.
(b)    To interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan.
(c)    To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan.
(d)    To make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Employee’s employment, the cause of such termination, the amount of such payment or benefit, and whether the Covered Employee has violated any of his or her non-competition, non-solicitation, non-disclosure, or non-disparagement obligations with the Employer or Company.
(e)    To appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan.
(f)    To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.
(g)    To sue or cause suit to be brought in the name of the Plan.
(h)    To obtain from the Company, the Employer, and the Covered Employee such information as is necessary for the proper administration of the Plan.
6.4    Indemnification. To the extent permitted by law, the Company shall indemnify any persons acting on its behalf in fulfilling its duties as Administrator against any and all claims, losses, damages, expenses, or liabilities arising from its responsibilities in connection with the Plan.
ARTICLE VII
MISCELLANEOUS
7.1    Participating Employers. Subject to the remaining provisions of this Section, the Administrator may designate any other affiliate of the Company or the Employer eligible by law to participate in this Plan as also being an Employer by either (i) delivering a written instrument to the Secretary of the Company and the other designated Employer(s) regarding such designation or by (ii) designating a Covered Employee for participation in the Plan who is employed by such

Employer. Any written instrument delivered pursuant to clause (i) above shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only, and shall become, as to such designated Employer and its executives, a part of the Plan. If a Covered Employee’s employment is transferred to an affiliate of the Employer that has not been designated an “Employer” under the Plan pursuant to the foregoing provisions of this Section, such affiliate shall be deemed to be an Employer for all purposes under this Plan with respect to such transferred Covered Employee during the 12-month period following such transfer and, subject to such affiliate’s consent, shall continue to be deemed to be an Employer for all purposes under this Plan following such 12-month period. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto (a) upon its entering into a Participation Agreement with the Covered Employee it employs, or (b) in the case of an affiliate who becomes an Employer pursuant to the preceding sentence, upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the written consent of such Employer.
7.2    Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall considered as effective (i) when received if delivered personally or by courier; or (ii) on the date receipt is acknowledged if delivered by (a) certified mail, postage prepaid, return receipt requested, or (b) e-mail, with confirmation receipt required, as follows:

If to Employee, addressed to:	the last known residential address reflected in the Company’s records.
If to the Company/Employer, addressed to:     Frank’s International, LLC
10260 Westheimer, Suite 700
Houston, TX 77042
Attention: Senior Vice President of Human Resources
E-mail: the then Senior Vice President of Human Resources’ email address

Notice of change in address should be provided as stated in this section.
7.3    Amendment and Termination. The Company, acting through its chief executive officer or such other person or committee appointed by its board of directors, reserves the right to amend or terminate the Plan at any time it may deem advisable without the consent of any person or entity. Notwithstanding the preceding:
(a)    The effective date for (i) any amendment which materially reduces the benefits provided to a Covered Employee, or (ii) the termination of the Plan, shall be no earlier than twelve (12) months after the date written notice of such action is delivered to the Covered Employees.

(b)    Severance Benefits payable to a Severance Benefit Employee or his or her Beneficiary under the Plan prior to the effective date of either an amendment or the termination of the Plan shall continue to be due and payable under the Plan.
(c)    If the Plan is amended to improve benefits, the amendment will only apply to Covered Employees who terminate employment after the effective date of the amendment, unless the amendment specifies that it also applies to employment terminations occurring before the effective date of the amendment.
(d)    If the Plan is terminated, employment terminations that occur after the effective date of the termination of the Plan will not be covered by the Plan.
7.4    Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Covered Employee, or other person, any legal or equitable right against the Company or Employer, or any person acting on behalf of the Company. Likewise, nothing appearing in or completed pursuant to the Plan shall be held or construed to create a contract of employment with any Covered Employee, to continue the current employment status, or to modify his or her terms of employment in any way; nor shall any provision hereof restrict the right of the Employer to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Employer.
7.5    Governing Law/Forum for Disputes. The Plan shall be governed and construed in accordance with ERISA and any other applicable federal law and, to the extent not preempted by federal law, the laws of the State of Texas. Except as otherwise mandated by applicable law, exclusive jurisdiction over all disputes and actions arising under, or directly or indirectly relating to the Plan, shall be in Houston, Texas.
7.6    Funding and Source of Severance Benefits Payments. Any Severance Benefits payable under the Plan shall be paid from the general assets of the Company or Employer. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Covered Employee’s claim of any right to payment of any benefits other than as an unsecured general creditor with respect to any payment to which such Covered Employee may be entitled.
7.7    Successor Employer. In the event of a merger, consolidation, dissolution, or reorganization of the Company or transfer of all or substantially all of its assets to any other corporation, partnership or association, a provision may be made by such successor corporation, partnership or association, at its election, for the continuation of the Plan created hereunder by such successor entity. Such successor shall, upon its election to continue the Plan, be substituted in place of the Company by an instrument duly authorizing such substitution.
7.8    Severability. If any provision of the Plan is held invalid or unenforceable, its validity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

7.9    Captions. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof.
7.10    Gender and Numbers. Terms used in the masculine shall also include the feminine and be neutral where appropriate. Terms in the singular shall include the plural where appropriate, and vices versa.
7.11    Non-transferability. No benefit, right or interest of any Covered Employee hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, seizure, attachment or legal, equitable or other process or be liable for, or subject to, the debts, liabilities or other obligations of such persons, except as otherwise required by law.
7.12    Information Requested. The Covered Employee or other designated persons shall provide the Company, the Administrator, or their authorized representatives with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.
7.13    Integration with WARN Act or other required payments under applicable law. To the extent that any federal, state or local law, including, without limitation, any so-called “plant closing or mass layoff” laws such as the Workers Adjustment and Retraining Notification (WARN) Act, requires the Employer to give advanced notice or make payment of any kind to a Covered Employee because of his or her involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control or any other similar event or reason, the Severance Benefits provided under this Plan may either be reduced or eliminated. The Severance Benefits provided under this Plan are intended to satisfy any and all statutory obligations for notice or severance or otherwise that may arise out of any Covered Employee’s rights relating to his or her employment or involuntary termination, and the Administrator shall construe and implement the terms of this Plan in its sole discretion. Included in the scope of the foregoing, (i) if a Covered Employee receives notice from the Employer pursuant to the WARN Act or comparable state law, and remains employed during some or all of the WARN notice period, then the Severance Benefits payable to the Covered Employee may be reduced by the pay and benefits received by such Covered Employee during the WARN or comparable state law notice period, and (ii) if a Covered Employee receives notice from the Employer pursuant to the WARN Act or comparable state law, and does not remain employed during some or all of the WARN Act or comparable notice period, due to Employee’s voluntary resignation, then the Employee is not eligible to receive Severance Benefits under this Plan. Further the Separation Agreement and Release required to be signed before receiving any Severance Benefits under this Plan includes a waiver of all claims or amounts due under the WARN Act or comparable laws.
7.14    Limitations on Actions. No action may be brought for Severance Benefits provided by this Plan or any amendment or modification thereof, or to enforce any right thereunder, until after the claim and the appeal of the claim have been submitted to and determined by the Administrator. Any legal action must commence within twelve (12) calendar months immediately following the date of such Administrator’s final decision pursuant to Section 5.2 above.

7.15    Section 409A Limitation.
(a)    Each payment of Severance Benefits shall be treated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for Qualifying Terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C).
(b)    To the extent possible, no amount shall be payable under this Plan unless such amount (i) is paid on or before March 15th of the calendar year immediately following the applicable Separation Date, or (ii) is paid on or before the last day of the second calendar year following the year during which a Severance Benefit Employee’s Separation Date occurred and is includable in a group of payments which does not exceed the lesser of two times the Severance Benefit Employee’s annual Base Salary in the year prior to the year during which the Separation Date occurred or two times the limit under Code Section 401(a)(17) as then in effect.
(c)    To the extent that any portion of the Severance Benefits is subject to Code Section 409A, (i) the payment of that portion of the Severance Benefits shall be designed and administered to comply with Code Section 409A and the Treasury Regulations thereunder, and (ii) notwithstanding anything in this Plan to the contrary concerning the time of payment of that portion of the Severance Benefit, if the Severance Benefit Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) on the date of his or her “separation from service”, as described in Code Section 409A, then to the extent any portion of such payment is paid upon or as a result of the Severance Benefit Employee’s “separation from service”, such amount shall be accumulated and not paid to the Severance Benefit Employee until the date that is six (6) months after the date of his or her “separation from service” (or, if earlier than the end of the six (6) month period, his or her date of death). Such accumulated amounts shall be paid in a single lump sum payment on such delayed payment date.
7.16    Clawback. Notwithstanding any provisions in this Plan to the contrary, any Severance Benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company or the Employer pursuant to any such law (whether in existence as of the effective date of this Plan or later adopted).
7.17    Entire Document. THE BENEFITS DESCRIBED IN THE PLAN ARE INTENDED TO BE THE ENTIRE BENEFITS PAYABLE TO A COVERED EMPLOYEE WHOSE EMPLOYMENT IS TERMINATED SOLELY AS A RESULT OF A QUALIFYING TERMINATION, OTHER THAN BENEFITS PROVIDED BY ANOTHER EMPLOYEE BENEFIT PLAN OF THE COMPANY. BY ELECTING TO PARTICIPATE IN THE PLAN AND SIGNING THE SEPARATION AGREEMENT AND RELEASE ON THE FORM PROVIDED TO THE COVERED EMPLOYEE BY THE COMPANY, THE COVERED EMPLOYEE WAIVES HIS OR HER RIGHT TO BENEFITS UNDER ANY AND ALL PRIOR SEVERANCE

AGREEMENTS, UNDERSTANDINGS, EMPLOYMENT OR OTHER AGREEMENTS, DESCRIPTIONS OR ARRANGEMENTS.
IN WITNESS WHEREOF, the Company has caused the Plan to be executed in its name and on its behalf as of January 21, 2019 by a duly authorized officer.
Frank’s International N.V.

By:/s/ Michael C. Kearney
Its: President and Chief Executive Officer